Exhibit 99.1
Talking Points for Discussions with Customers and Employees
February 14, 2007
➢	Thanks for joining me on today’s call. I have some important information to share with you.
➢	As you know, the Company has worked with Yucaipa, a significant unsecured creditor of the Company, in an attempt to achieve consensual modifications to our CBA with the Teamsters in the U.S. that would enable the Company to successfully emerge from Chapter 11.
➢	Further, the Company has been pursuing in the bankruptcy court a motion to reject our U.S. CBA under Section 1113 of the bankruptcy code.
➢	I want you to know that the Company has received a term sheet which has been signed by Yucaipa and the Negotiating Committee of the IBT.
➢	This term sheet confirms that the Teamsters are willing to modify Allied’s current collective bargaining agreement and provide certain concessions to the Company .
➢	The term sheet stipulates that the wages of our employees represented by the IBT in the U.S. would be reduced by 15% and those wage reductions would stay in place for the three-year term of the new agreement.
➢	The term sheet signed by Yucaipa and the Teamsters also contemplates that the Company will be required to consider whether its Axis subsidiary can continue to operate in its present form or whether it will be required to utilize Teamster labor in its car haul operations. For the most part, Axis is a company which uses only non-union employees at the present time.
➢	Depending on the outcome of this analysis of Axis, the term sheet between the Teamsters and Yucaipa provides that Axis may have to be sold by Allied if it cannot be converted to a company which uses Teamster labor in its car haul operations. We would expect that if Axis is sold, it would continue its business after being sold.
➢	The term sheet between the IBT and Yucaipa provides that Allied’s employees who are subject to the current collective bargaining agreement must approve the agreement and the Teamsters Negotiating Committee will recommend that they do in fact approve the agreement.

➢	The term sheet between IBT and Yucaipa also provides that the modifications to the current collective bargaining agreement will not become effective unless Allied emerges from bankruptcy.
➢	The term sheet also provides that by the time the Company emerges from bankruptcy, the Company will be required to have in place a new CEO selected by Yucaipa and reasonably acceptable to the Teamsters.
➢	The term sheet requires Allied to rejoin the NATLD, which is the national labor association for union carhaul companies.
➢	The wages of nonbargaining employees would be frozen for the three-year term except that wage increases could be made at Allied’s discretion as needed to retain employees or in connection with transfers or promotions.
➢	There are other aspects of the term sheet but I think these are the key ones that are important to discuss today.
➢	The Company through its Board of Directors has not yet responded to the IBT or Yucaipa in regard to its views of this term sheet. In other words, the Allied Holdings Board of Directors is still considering the document.
➢	We recognize there are certain positive aspects of the term sheet, primarily the fact that the Teamsters have agreed to changes to our collective bargaining agreement which would reduce the Company’s costs and provide additional free cash flow which we need to operate our business.
➢	On the other hand, the concessions as agreed to by the Teamsters in the term sheet do not reach the level of concessions which Allied has been pursuing.
➢	For this and other reasons, our Board must consider whether we agree to support the terms set forth in this term sheet and if so, what changes we believe might be necessary in order for us to support the term sheet.
➢	Further, the Company must determine what other steps would be required to be taken in order to allow the Company to emerge from bankruptcy given the fact that the concessions contemplated by the term sheet do not meet the needs of the Company which we have previously stated.
➢	While the Company is considering the components of this term sheet, the Company has agreed that it will voluntarily delay the beginning of the court process on our 1113 motion to reject .

➢	We have not yet determined the actual date which the hearing will now begin, but we believe it will be some time after February 23 with a date yet to be determined.
➢	We believe it is the best thing for the Company to delay the start of this hearing until the Company determines how it will respond to the term sheet.
➢	During the coming weeks, I trust you know that the most important priority is to remain intently focused on our business and delivering great service to our customers. Please do not be distracted by the Chapter 11 process.
➢	You can help most by doing your job well.
➢	Finally, you can be confident that we will continue to do our best to ensure that Allied successfully emerges from Chapter 11.
➢	Thank you for your patience and continued support.